Exhibit 3.1

Final

ABRAXAS PETROLEUM CORPORATION

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

(Par Value $0.01 Per Share)

Abraxas Petroleum Corporation, a Nevada corporation (the “Corporation”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board (as defined below) by the Articles of Incorporation of the Corporation (as heretofore amended and as further amended from time to time, the “Articles of Incorporation”), which authorizes the Board, by resolution, to set forth the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Nevada Revised Statutes (“NRS”) 78.1955, the Board has duly adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby creates a new series consisting of 685,505 shares of Preferred Stock, designated as Series A Preferred Stock, and hereby fixes the powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock as set forth in this certificate of designation (this “Certificate of Designation”):

1. General.

(a) There shall be created from the 1,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of Preferred Stock designated as “Series A Preferred Stock” par value $0.01 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 685,505. Shares of Series A Preferred Stock that are converted, purchased or otherwise acquired by the Corporation shall be automatically cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock, without any action of the Board required, and shall be available for future designation and re-issuance.

(b) The Series A Preferred Stock, with respect to dividend and distribution rights and rights upon the liquidation, winding-up or dissolution or any other Insolvency or Liquidation Proceeding of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; and (iv) junior to existing and future indebtedness and liabilities of the Corporation.

2. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Accreted Preference Amount” shall mean, with respect to each share of Series A Preferred Stock, an amount equal to the sum of (a) the Initial Preference Amount with respect to such share of Series A Preferred Stock plus (b) an amount equal to a 6.0% per annum return on such Initial Preference Amount, compounding quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2022, which amount shall accumulate and accrue on a day-to-day basis from the Initial Issue Date until the applicable date of distribution pursuant to Section 3(a)(ii).

(b) “Articles of Incorporation” shall have the meaning specified in the preamble.

(c) “Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

(d) “Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Corporation, or similar law affecting creditors’ rights generally.

(e) “Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(f) “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York or banks in the State of Nevada are authorized or required by law or executive order to close or be closed.

(g) “Capital Stock” shall mean, for any entity, any and all shares, equity interests, rights to purchase, warrants, options, equity participations or other equity equivalents of or equity interests in (however designated) capital stock issued by that entity.

(h) “Certificate of Designation” shall have the meaning specified in the preamble.

(i) “Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

(j) “Corporation” shall have the meaning specified in the preamble.

(k) “Deemed Liquidation Event” means:

(i) a merger or consolidation in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(l) “Holder” shall mean a holder of shares of Series A Preferred Stock.

(m) “Initial Holder” means AG Energy Funding, LLC, a Delaware limited liability company.

(n) “Initial Issue Date” shall mean the first date of original issuance of a particular share of the Series A Preferred Stock.

(o) “Initial Preference Amount” shall mean, with respect to each share of Series A Preferred Stock, $200.

(p) “Insolvency or Liquidation Proceeding” shall mean: (a) any case commenced by or against the Corporation under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Corporation, any receivership or assignment for the benefit of creditors relating to the Corporation or any similar case or proceeding relative to the Corporation, its creditors or its equity holders, as such, in each case whether or not voluntary; (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Corporation, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (c) any other proceeding of any type or nature in which substantially all claims of creditors of or equity interests in the Corporation are determined and any payment or distribution is or may be made on account of such claims or interests.

(q) “Junior Stock” shall mean (i) the Common Stock and (ii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights, redemption rights or distribution rights upon the liquidation, winding-up or dissolution or other Insolvency or Liquidation Proceeding of the Corporation.

(r) “Ownership Notice” shall mean the notice of ownership of Capital Stock of the Corporation containing the information required to be set forth or stated on certificates pursuant to the NRS or other applicable law and, in the case of an issuance of Capital Stock by the Corporation (including the Series A Preferred Stock), in substantially the form attached hereto as Exhibit A.

(s) “Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights, redemption rights or distribution rights upon the liquidation, winding up or dissolution or other Insolvency or Liquidation Proceeding of the Corporation.

(t) “Preferred Stock” shall have the meaning specified in the preamble.

(u) “SEC” shall mean the Securities and Exchange Commission.

(v) “Securities Act” shall mean the Securities Act of 1933, as amended.

(w) “Exchange Agreement” shall mean that certain Exchange Agreement dated as of January 3, 2022 by and among the Initial Holder and the Corporation.

(x) “Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights, redemption rights or distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(y) “Series A Preferred Stock” shall have the meaning specified in Section 1(a).

(z) “Tier One Preference Amount” means, for each share of Series A Preferred Stock, (i) $145.88, plus (ii) an amount equal to (A) (1) the aggregate amount of all capital contributions made by the Initial Holder following the Initial Issue Date pursuant to Section 1.1(b) of the Exchange Agreement (2) multiplied by 1.5, divided by (B) the number of outstanding shares of Series A Preferred Stock.

(aa) “Transfer Agent” shall mean American Stock Transfer & Trust Company, LLC, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

3. Distribution Priority; Liquidation, Dissolution or Winding Up; Deemed Liquidation Events.

(a) From and after the Initial Issue Date, all dividends or distributions of any kind or character to the Corporation’s stockholders (including in the event of any voluntary or involuntary liquidation, dissolution or winding up or other Insolvency or Liquidation Proceeding of the Corporation or Deemed Liquidation Event), shall be made in the following manner:

(i) First, the holder of each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (or any distribution in any Insolvency or Liquidation Proceeding) before any payment shall be made to the holders of any Junior Stock by reason of their ownership thereof, an amount per share equal to the Tier One Preference Amount;

(ii) Second, (A) 95% to the holders of shares of Series A Preferred Stock pro rata in proportion to the number of shares of Series A Preferred Stock held by them and (B) 5% to the holders of Junior Stock in accordance with the respective rights, preferences and privileges of such Junior Stock and pro rata in proportion to the number of shares of Junior Stock held by each of them, until each share of Series A Preferred Stock has received an amount equal to its Accreted Preference Amount as of the applicable date of determination; and

(iii) Thereafter, (A) 75% to the holders of shares of Series A Preferred Stock pro rata in proportion to the number of shares of Series A Preferred Stock held by each of them and (B) 25% to the holders of Junior Stock in accordance with the respective rights, preferences and privileges of such Junior Stock and pro rata in proportion to the number of shares of Junior Stock held by each of them.

(b) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in clause (a) of the definition thereof unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Section 3(a). The amount deemed paid or distributed to the holders of capital stock of the Corporation in any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event.

(c) The value of any property, rights or securities (other than cash) that are distributed or deemed distributed to the holders of shares of Series A Preferred Stock shall be determined in good faith by the Board of Directors of the Corporation, which determination shall be conclusive for all purposes under this Certificate of Designation.

(d) In the event the assets of the Corporation available for distribution to the Holders upon any liquidation, winding up or dissolution or other Insolvency or Liquidation Proceeding of the Corporation or in connection with any Deemed Liquidation Event, whether voluntary or involuntary, shall be insufficient to pay in full the Tier One Preference Amount of each share of Series A Preferred Stock then outstanding, such Holders shall share, equally and ratably in proportion to the number of shares of Series A Preferred Stock held by them, in any such distribution of the assets of the Corporation.

4. Dividends. The Corporation shall not declare, pay or set aside any dividends or distributions on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) other than in the order of priority for distributions to the holders of shares of capital stock of the Corporation set forth in Section 3.

5. Voting; Other Rights.

(a) Voting.

(i) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast 69 votes for each share of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law (including the Bankruptcy Code) or by the other provisions of this Certificate of Designation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class. If the Corporation shall at any time or from time to time after the Initial Issue Date effect a subdivision or combination of the outstanding Common Stock or declare or dividend on the Common Stock in shares of Common Stock, then the number of votes that may be exercised by each share of Series A Preferred Stock shall be proportionately adjusted such that any such subdivision, combination or Common Stock dividend does not result in a change in the relative voting power of the Series A Preferred Stock as compared to the Common Stock. If the Corporation shall at any time or from time to time after the Initial Issue Date effect a subdivision or combination of the outstanding Series A Preferred Stock, then the number of votes that may be exercised by each share of Series A Preferred Stock shall be proportionately adjusted such that any such subdivision or combination does not result in a change in the relative voting power of the Series A Preferred Stock as compared to the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, and shall cause its subsidiaries not to, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a separate class, given in person or by proxy, either in writing or at a meeting (provided, however, that so long as the Initial Holder holds a majority of the issued and outstanding shares of Series A Preferred Stock, the Initial Holder may waive by written notice to the Corporation the requirement that the Corporation seek consent of the holders of the Series A Preferred Stock pursuant to this Section 5(b) in respect of any matter set forth herein):

(i) authorize or create, or increase the authorized amount of, or issue any class or series of Senior Stock or Parity Stock (including the Series A Preferred Stock) or reclassify any of the authorized capital stock of the Corporation into shares of Senior Stock or Parity Stock (including the Series A Preferred Stock), or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock (including the Series A Preferred Stock);

(ii) amend, alter or repeal the provisions of the Articles of Incorporation or this Certificate of Designation, whether by merger, consolidation or otherwise;

(iii) effect any Deemed Liquidation Event;

(iv) take any action to commence any Insolvency or Liquidation Proceeding, or otherwise liquidate or dissolve the Corporation or authorize, declare or initiate general assignments to creditors, file a voluntary bankruptcy petition, petition for liquidation or dissolution or consent to the appointment or appoint a trustee, receiver or liquidator of the Corporation or any of its subsidiaries or consent to the commencement of any Insolvency or Liquidation Proceeding; or

(v) agree or commit to take any of the foregoing actions.

6. Certificates; Transfers.

(a) Uncertificated Shares.

(i) Form. The shares of Series A Preferred Stock shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and the NRS. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii) Transfer. Transfers of Series A Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested transfer until furnished evidence reasonably satisfactory to it that such transfer is made in accordance with the terms of this Certificate of Designation.

7. Waiver of Corporate Opportunity.

(a) To the fullest extent permitted by applicable law (including, without limitation, Section 78.070(8) of the Nevada Revised Statutes), and except as may be otherwise expressly agreed in writing by the Corporation and AG Energy Funding, LLC (together with its affiliates, “AG”): (i) the Corporation, on behalf of itself and its subsidiaries, hereby renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to AG, any of its affiliates or subsidiaries, any directors or officers of the Corporation that are employees or affiliates of AG or any affiliate of AG, or any of AG’s or any of its affiliate’s managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and (ii) no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a stockholder, director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

8. Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by electronic mail or facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder. Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day.

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EXHIBIT A

Ownership Notice

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE ARTICLES OF INCORPORATION OF ABRAXAS PETROLEUM CORPORATION (THE “CORPORATION”), INCLUDING ANY CERTIFICATES OF DESIGNATION (AS FURTHER AMENDED AND/OR RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND WILL BE PROVIDED, WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the record owner of the number and the class or series of shares of capital stock of the Corporation listed on Schedule A to this letter.

Dated:

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A-1

By:
Name:
Title: